UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2008

TransWorld Benefits International, Inc.
(Exact name of registrant as specified in its charter)

California	000-32673	98-0218912
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No)
of incorporation)

4675 MacArthur Court, Suite 550
Newport Beach, CA 92660
(Address of principal executive offices) (Zip Code)

949-851-7775
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)
The Company executed two notes payable and was loaned $655,000 by an entity over a seven month period from April thru October 2008.  Each note provides for a fixed amount of interest of $10,000 payable at maturity on October 31, 2008. Subsequently the Company received one year extensions for repayment of principal and interest until October 31, 2009. The Company’s majority shareholder guaranteed the loans.

(b)
On January 1, 2009 the Company’s majority shareholder committed to loaning $1,000,000 to the Company of which $400,000 has been infused in 2009. The note will accrue interest at 8% per annum.  The shareholder will receive warrants on the Company’s common stock exercisable at market value when the loans exceed $500,000.

Item 8.01 – Other Events

(a)
A note payable in the amount of $200,000 plus accrued interest that matured on August 1, 2008 was converted into a $210,000 note payable in our Area Funding Program. The  note matures February 1, 2011 and bears 5% interest per annum payable quarterly.  The Area Funding Program investors also receive revenue sharing based on the amount of their investment.  The revenue sharing ranges between 1% - 20% on the net sales of the Company’s Area Funding products.

(b)
The Company received a $250,000 three year convertible loan in December 2007. The three year maturity was conditional upon selling a minimum amount of prepaid debit cards. The Company defaulted on the card sales terms, but subsequently received extensions until December 20, 2009. The investor will receive 100,000 common shares of the Company as compensation for the extensions granted. Also, the investor agreed to exchange the $18,338 of accrued interest due at December 20, 2008 into 346,084 of the Company’s common shares at fair market value of  $0.053 per share.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TransWorld Benefits International, Inc.

By: /s/ Charles Seven
Charles Seven
President and Chief Executive Officer
Date: February 24, 2009